Press Release For immediate release
Invesco Ltd. Announces December 31, 2013
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, January 13, 2014 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $778.7 billion, an increase of 1.5% month over month.  The increase was driven by positive market returns, total net inflows and beneficial foreign exchange. FX contributed $0.9 billion in AUM during the month. Long-term net flows in the month of December were negative driven by slight outflows from both active and passive AUM. Preliminary average total AUM for the quarter through December 31 were $761.7 billion, and preliminary average active AUM for the quarter through December 31 were $627.6 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2013(a)	$778.7	$383.1	$171.7	$53.3	$82.7(b)	$87.9
November 30, 2013	$767.3	$374.3	$173.2	$54.0	$78.4	$87.4
October 31, 2013	$763.9	$366.2	$174.0	$54.0	$81.6	$88.1
September 30, 2013	$745.5	$353.2	$172.4	$53.5	$81.1	$85.3
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2013(a)	$639.0	$297.5	$132.2	$53.3	$82.7(b)	$73.3
November 30, 2013	$629.9	$292.3	$133.0	$54.0	$78.4	$72.2
October 31, 2013	$628.9	$287.0	$133.7	$54.0	$81.6	$72.6
September 30, 2013	$615.9	$279.1	$132.8	$53.5	$81.1	$69.4
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2013(a)	$139.7	$85.6	$39.5	$—	$—	$14.6
November 30, 2013	$137.4	$82.0	$40.2	$—	$—	$15.2
October 31, 2013	$135.0	$79.2	$40.3	$—	$—	$15.5
September 30, 2013	$129.6	$74.1	$39.6	$—	$—	$15.9

The company completed the sale of Atlantic Trust Private Wealth Management to CIBC on December 31, 2013.

(a)	Preliminary - subject to adjustment.

(b)	Preliminary - ending money market AUM include $78.3 billion in institutional money market AUM and $4.4 billion in retail money market AUM.

(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com .

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